Exhibit 23.1

The Immune Response Corporation
5931 Darwin Court
Carlsbad, California 92008

        We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated February 27, 2004, relating to the consolidated financial statements of The Immune Response Corporation, appearing in the Company's Annual Report on Form 10-K as of and for the years ended December 31, 2003 and 2002. Our report contains an explanatory paragraph regarding our substantial doubt as to the Company's ability to continue as a going concern.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO Seidman, LLP

Costa Mesa, California

May 20, 2004